Exhibit 99.1

Heng Fai Enterprises Ltd. – GMR Signs LOI; Intention To Acquire Long-Term Acute Care Hospital

Heng Fai Enterprises’ Listed Subsidiary Global Medical REIT Announces First Acquisition Of

U.S. Medical Facility For US$21.7 Million

Hong Kong/Maryland,25 March 2014 – Hong Kong Stock Exchange-listed Heng Fai Enterprises Limited (“HFE” or the “Company”) announced today that its U.S. OTC-listed subsidiary, Global Medical REIT Inc. (“GMR”), has signed a letter of intent to make its first acquisition of a medical asset – a long-term acute care hospital in Omaha, United States, (“Medical Facility”) – for approximately US$21.7 million.

HFE had unveiled in December 2013 a new corporate strategy under which it would develop and manage a portfolio of Real Estate Investment Trusts (“REITs”) beginning with two companies trading in the United States, including 94%-owned GMR.

Last month GMR announced the appointment of its CEO, Mr. David Young, who has a strong track record of developing  and managing medical assets. Since his appointment, Mr. Young has been building up a deal pipeline and has signed a Letter of Intent (“LOI”) for the Medical Facility in Omaha, the most populous city in the mid-western state of Nebraska.

Under the proposed transaction, GMR will purchase the Medical Facility, a five-year-old 41,113 square foot hospital building, from the original developer. The building has 10 years remaining on its lease with annual rent increases and multiple options to renew on the same terms. The hospital operator/tenant is Select Medical Corporation, a New York stock exchange company that manages nearly one hundred American hospitals. The 56-bed facility serves patients with prolonged serious medical conditions who require intense and special treatment longer than 25 days.

The Medical Facility is connected to the Bergan Mercy Medical Center, a 400-bed Catholic hospital run by one of the largest non-profit healthcare system in the United States and having the highest investment-grade credit ratings by Moody’s (A1), S&P (A+) and Fitch (A+).

GMR intends to acquire the asset for US$7 million in cash and borrow the remaining US$14 million.

Based on the indicative terms of the transaction, GMR expects to be able to generate a cash dividend of at least 8% to GMR shareholders while HFE’s 85%-owned REIT management company, Inter-American Management LLC (“Inter-American”), will be able to derive 2% of the REIT’s net asset value as advisory fees.

GMR has commenced negotiations with the facility’s vendor and is entitled to an exclusivity period which will expire by 10 April 2014. HFE will then make the necessary announcements to update shareholders on the developments of the deal.

The closing of the proposed transaction is conditioned upon completion of due diligence; signing of a definitive agreement containing customary representations, warranties and closing conditions and approval by the respective board of directors and shareholders of the entities.

On the LOI, Mr. Young said, “We are aggressively seeking out healthcare assets which can offer exceptional returns. We believe this Medical Facility is an excellent property with a risk-reward profile which meets our strict criteria and is a highly encouraging start to our growth strategy.”

As part of its corporate strategy unveiled on 6 December 2013, HFE also intends to seek secondary or dual listings of HFE or its REITs on various international exchanges to raise capital as well as a global profile.

HFE’s Managing Chairman, Mr.Chan Heng Fai, said, “GMR is a critical part of our new REIT strategy, and we are glad to have found a promising asset in such a short period of time. We hope to build up a substantial pipeline of acquisitions to grow both REITs, creating sustainable and recurring revenue streams for HFE, enhancing shareholder value.”

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Issued on behalf of the Company by WeR1 Consultants Pte Ltd:

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About Heng Fai Enterprises Ltd.

Heng Fai Enterprises Limited (“HFE” or the “Company”), formerly known as Xpress Group Limited, listed on the Hong Kong Stock Exchange in 1972 with a current market capitalisation of approximatelyHK$1.5 billion(US$190 million). The Chan family owns approximately67% of the Company’s share capital base.

The Company is led by directors with strong finance and property experience as well as an established track record in Wall Street, Hong Kong and Singapore.

This release contains forward-looking information that involves substantial risks and uncertainties about the proposed acquisition by GMR.  Such risks and uncertainties include, among other things, the uncertainty regarding the completion of due diligence, entry into a definitive merger agreement, approval by the respective board of directors, ands shareholders and general market and economic conditions.